Exhibit 23.2

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

March 7, 2014

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, and to the inclusion of our Letter Report dated August 16, 2013, as exhibit 99.1 to the Annual Report on Form 10-K of Dune Energy, Inc. We further consent to the inclusion of information from our “Appraisal Report as of June 30, 2013 on Certain Properties owned by Dune Energy Inc.”, “Appraisal Report as of June 30, 2012 on Certain Properties owned by Dune Energy Inc.”, and “Appraisal Report as of June 30, 2011 on Certain Properties owned by Dune Energy Inc.”, in the sections “Item 1 and 2. Business and Properties — Natural Gas and Oil Reserves”, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Estimated proved oil and gas reserves”, and “Note — Supplemental Oil and Gas Information (Unaudited) — Reserves”.

We also hereby consent to all references to our firm included in the Company’s Form 10-K for the years ended December 31, 2013, 2012, and 2011, and to the incorporation by reference in the Registration Statement on Form S-8 of such information.

Very truly yours,

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716